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                                                                    EXHIBIT 12


                                 ABBOTT LABORATORIES

                  CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (Unaudited)

                                (Millions of Dollars)


                                                      THREE MONTHS ENDED
                                                        MARCH 31, 1996
                                                      ------------------

    Net Earnings                                           $    480

    Add (deduct):
       Income taxes                                             201
       Minority interest                                          4
                                                           --------


       Net earnings as adjusted                            $    685
                                                           --------


    Fixed Charges:
       Interest on long-term and
          short-term debt                                  $     18
       Capitalized interest cost                                  3
       Rental expense representative
          of an interest factor                                   7
                                                           --------

    Total Fixed Charges                                          28
                                                           --------

    Total adjusted earnings available for
       payment of fixed charges                            $    713
                                                           --------
                                                           --------

    Ratio of earnings to fixed charges                         25.5
                                                           --------
                                                           --------


    NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.